Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Tony Fuller - Media Relations
516-222-4690
Elizabeth Logler - Investor Relations
516-222-4795


AVIS BOARD OF DIRECTORS ANNOUNCES STRATEGIC MANAGEMENT PLAN

GARDEN CITY, N.Y., Aug. 6 -- Avis Rent A Car, Inc. (NYSE: AVI) announced today that the Board of Directors has finalized a management plan for the Company. The announcement comes as a result of the acquisition of PHH's Vehicle Management Business and Wright Express, which closed on June 30, 1999. Under the new structure, the Avis Management Team will be comprised of F. Robert Salerno, President and Chief Operating Officer of Avis Rent A Car, Inc. - Rental Car Group, Kevin M. Sheehan, President of Avis Rent A Car, Inc. - Corporate and Business Affairs, and Mark E. Miller, President and Chief Operating Officer of Avis Rent A Car, Inc. - Vehicle Management Services Group. The combined management team will report directly to the Executive Committee of the Board.

Mr. Salerno will continue to direct Avis' rental car business and Mr. Miller will direct Avis' vehicle management and card service businesses. Mr. Sheehan will be responsible for directing all of the corporate and administrative functions, as well as directing the overall company's financial reporting and investor communication efforts. Sheehan has also been tasked with spearheading the Company's efforts of maximizing the revenue and synergistic opportunities inherent with the "New" Avis.

"As the recent combination of the businesses unfolds, it has become clearer to us that Kevin, Bob and Mark will, in fact, provide the strongest team for leadership, direction and execution of Avis' goals. We are extremely confident that the team will continue to effectively position Avis as a global leader of vehicle management and transportation solutions." said Martin L. Edelman, Chairman of the Board and Executive Committee. "We have decided to terminate our search for a new CEO."

Avis is one of the world's leading providers of comprehensive automotive transportation and vehicle management solutions, with strengths in car rental, vehicle leasing, and vehicle management services. Avis operates the second largest general-use car rental business in the world, with locations in the United States, Canada, Australia, New Zealand and the Latin American Caribbean region. Avis operates the vehicle management and fuel card businesses through three separate units: PHH North America, PHH Europe and Wright Express. The services of these units consist of vehicle leasing and a broad range of vehicle related fee based services. The Company manages a fleet of approximately 1 million vehicles and has over 3.6 million fuel and maintenance cards outstanding. Annually, on a pro forma basis, the Company generates approximately $4.0 billion in total revenue.